UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, For use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Titan Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

EXPLANATORY NOTE

The following letter was sent to certain large stockholders of our company:

Dear Stockholder,

Titan Pharmaceuticals, Inc. and Morrow Sodali LLC, Titan’s proxy solicitor, have been attempting to contact you by telephone, but have been unsuccessful. We are seeking your vote on the reverse stock split proposal prior to our upcoming special meeting, scheduled to be held on March 2, 2020.

The proposal requires a majority of our outstanding shares of common stock voting in favor in order to pass. Without a reverse split, we will be delisted from Nasdaq and believe our continued existence will be in peril as there will be insufficient shares available to finance operations beyond the third quarter. While we have received a strong favorable vote thus far, we have not yet achieved our goal, so your favorable vote is very important.

We would welcome the opportunity to speak to you regarding the proposal and can be reached at the following numbers:

Sunil Bhonsle, Chief Executive Officer	(650) 989-2260

Marc Rubin, M.D., Executive Chairman	(201) 450-3050

You can also reach Morrow Sodali LLC at 1-877-787-9239.

We thank you for your investment in Titan Pharmaceuticals and would greatly appreciate your support in this endeavor.

Best regards.

Sunil Bhonsle	Marc Rubin